As filed with the Securities and Exchange Commission on May 27, 1999

                                                          REGISTRATION NO. 333-o

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                      ------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                         CABLEVISION SYSTEMS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                      Delaware                         11-2776686
          (State or Other Jurisdiction of          (I.R.S. Employer
          Incorporation or Organization)          Identification No.)

                               1111 Stewart Avenue
                            Bethpage, New York 11714
                                 (516) 803-2300
                    (Address of Principal Executive Offices)

                      ------------------------------------

                         CABLEVISION SYSTEMS CORPORATION
                            1998 EMPLOYEE STOCK PLAN
                            (Full Title of the Plan)

                      ------------------------------------

                                 Robert S. Lemle
             Executive Vice President, General Counsel and Secretary
                               1111 Stewart Avenue
                            Bethpage, New York 11714
                                 (516) 803-2300
                      (Name, address and telephone number,
                   including area code, of agent for service)


                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                          Proposed              Proposed
                                                                          Maximum               Maximum                Amount of
                                                Amount to be              Offering Price        Aggregate              Registration
Title of Securities to be Registered            Registered (1)(2)         Per Share(3)          Offering Price         Fee
====================================================================================================================================
Class A Common Stock, par value $0.01           13,000,000 shares         $ 81.74               $ 1,062,620,000        $ 295,408.36
per share
------------------------------------------------------------------------------------------------------------------------------------

(1)  This Registration Statement also registers resales of shares of common stock that are held by "affiliates" of the registrant.
(2)  This Registration Statement also relates to an indeterminate number of additional shares of common stock that may be issued pursuant to anti-dilution and adjustment provisions of the above-named plan.
(3)  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

                                EXPLANATORY NOTE

         This registration statement contains a "reoffer prospectus" relating to shares of Class A common stock received in restricted form upon exercise of options granted pursuant to the Cablevision Systems Corporation 1998 Employee Stock Plan. In addition to those persons named therein in respect of the number of shares set forth therein, the names of additional persons who shall reoffer shares pursuant thereto and the amount of additional shares to be reoffered shall be set forth in one or more supplements thereto.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

PROSPECTUS

                         CABLEVISION SYSTEMS CORPORATION

                              13,000,000 SHARES OF

                              CLASS A COMMON STOCK

                           (PAR VALUE $0.01 PER SHARE)

                           ---------------------------


         This prospectus relates to 13,000,000 shares of Class A common stock of Cablevision Systems Corporation originally issuable in restricted form to certain of its employees under the Cablevision Systems Corporation 1998 Employee Stock Plan.

         The Class A common stock may be offered or sold from time to time in one or more transactions as described in this prospectus. See "Plan of Distribution".

         Cablevision Systems Corporation will not receive any of the proceeds from the sale of shares of Class A common stock by the persons who use this prospectus to effect resales of their shares, but will pay all costs, expenses and fees in connection with the registration of the shares of Class A common stock, which are estimated to be $400,000.

         The Class A common stock is currently traded on the American Stock Exchange under the symbol "CVC".

                           ---------------------------

INVESTMENT IN THE SHARES INVOLVES SIGNIFICANT RISKS. READ THE SECTION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 3 TO LEARN ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES.

                           ---------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY TO THE DATE BELOW.

                           ---------------------------



                         Prospectus dated May 27, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information .....................................................    2

Incorporation of Certain Documents by Reference ...........................    2

Purpose of This Prospectus ................................................    3

Risk Factors ..............................................................    3

Use of Proceeds ...........................................................   11

Selling Stockholders ......................................................   11

Plan of Distribution ......................................................   13

Experts ...................................................................   14

Validity of Class A Common Stock ..........................................   14

Statement of Indemnification ..............................................   14

                              AVAILABLE INFORMATION

         Cablevision Systems Corporation ("Cablevision") files proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may obtain copies of this information by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's offices in New York, New York and Chicago, Illinois, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You may also read this information at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 or from the Commission's website: http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission's rules permit Cablevision to "incorporate by reference" information into this prospectus filed with the Commission. This means Cablevision can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus, and any reports filed with the Commission after the date of this prospectus and before the date of offering of the shares is terminated will automatically be deemed to update and supersede any information contained in this prospectus or incorporated in this prospectus by reference.

         Cablevision hereby incorporates by reference into this prospectus the following documents or information filed with the Commission:

         (a) Cablevision's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Cablevision's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 (together, the "Form 10-K");

         (b) Cablevision's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         (c) the description of the Class A common stock contained in Cablevision's Registration Statement on Form S-4 (No. 333-44547), including any amendment or report filed for the purpose of updating such description; and

         (d) all documents filed by Cablevision pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on or after the date of this prospectus and prior to the termination of the offering made hereby.

         Cablevision will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference or in the registration statement to which this prospectus relates other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Requests should be made to Cablevision's principal executive offices at Secretary, Cablevision Systems Corporation, 1111 Stewart Avenue, Bethpage, New York 11714 or by phone to (516) 803-2300 or at our website: www.cablevision.com.


                           PURPOSE OF THIS PROSPECTUS

         This prospectus relates to resales of, or offers to sell, if any, the Class A common stock, par value $0.01 per share (the "Shares"), of Cablevision received in restricted form or upon exercise of options granted under the Cablevision Systems Corporation 1998 Employee Stock Plan (the "Plan"). The persons reselling or offering to sell the Shares are directors or employees of Cablevision who are deemed "affiliates" of Cablevision as the term "affiliate" is used in Rule 405 under the Securities Act of 1933, as amended (the "Selling Stockholders").


                                  RISK FACTORS

         Purchase of the Shares offered by this prospectus involves various risks, including the following principal factors, which together with the other matters set forth in this prospectus or incorporated by reference herein, should be carefully considered by prospective investors. "We," "us" and "our" in this section refer to Cablevision.


    WE HAVE SUBSTANTIAL INDEBTEDNESS, AND WE ARE HIGHLY LEVERAGED AS A RESULT

         We have incurred, and we will continue to incur in the future, substantial amounts of indebtedness to finance operations, expand cable operations and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred, and we will continue to incur, indebtedness in order to offer new services such as high speed Internet access, digital video service and residential telephone service to present and potential customers. In addition, we have borrowed and we will continue to borrow money from time to time to refinance existing indebtedness and redeem our mandatorily redeemable preferred stock. At March 31, 1999, our consolidated debt plus the amount of our two series of mandatorily redeemable preferred stock issued by our subsidiary, CSC Holdings, Inc. ("Holdings"), totalled $6.8 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 1999 Form 10-Q, which provide more detailed information about our indebtedness and Holdings' mandatorily redeemable preferred stock.

         Because of our substantial indebtedness and Holdings' mandatorily redeemable preferred stock, we are highly leveraged. This means that interest on and required repayments of our borrowings and dividends on and required redemption amounts with respect to Holdings' mandatorily redeemable preferred stock are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses, in our industries or in the economy generally, because although our cash flows would decrease in such a scenario, our required payments in respect of indebtedness and preferred stock will not.


   OUR FINANCIAL STATEMENTS REFLECT NET LOSSES AND A STOCKHOLDERS' DEFICIENCY

         We have reported recent net losses as follows:

For the Three Months Ended:
March 31, 1999 .................................................. $238.6 million

For the Year Ended:
December 31, 1998 ............................................... $448.5 million
December 31, 1997 ............................................... $ 12.1 million
December 31, 1996 ............................................... $459.9 million

Net losses are calculated by subtracting from gross revenues (1) operating expenses, including depreciation and amortization, (2) interest expense, (3) preferred stock dividends of Holdings, (4) other income and expenses and (5) net profit or loss from affiliate operations. The net losses described above primarily reflect our high interest expense, preferred stock dividends of Holdings and depreciation and amortization charges, which are expected to continue. As a cumulative result of these net losses, at March 31, 1999, we had a stockholders' deficiency of $2.8 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 1999 Form 10-Q, which provide more detailed information about these net losses.

         We expect our net losses to continue and to remain substantial for the foreseeable future because:

          o interest expense, preferred stock dividends of Holdings and depreciation and amortization charges relating to our existing indebtedness and preferred stock and completed acquisitions and capital expenditures will remain high for the foreseeable future,

          o we expect that future indebtedness incurred to fund pending and future acquisitions and the development of our existing and new businesses, including, but not limited to, capital expenditures and additional investments in our cable television plant and programming operations, will result in significant additional charges against earnings, and

          o we expect expenses and depreciation relating to each new service we offer to be particularly high in relation to the amount of revenues such new service will generate in its first years of operations, resulting in significant net losses each time we begin offering a new service or supporting a new business we acquire.

         WE WILL NEED SIGNIFICANT ADDITIONAL BORROWINGS, AND WE HAVE COMMITTED TO SIGNIFICANT FUTURE CAPITAL EXPENDITURES AND OTHER CAPITAL COMMITMENTS

         Our business is very capital-intensive. Operating, maintaining and upgrading our cable television plant require significant amounts of cash payments to third parties. In addition, we have incurred significant expenses to start up and operate new businesses, such as high speed Internet access, digital video service and residential telephone service. We expect such expenses to continue or grow as we continue to introduce these and possibly other new services, such as personal communications services and direct broadcast satellite ventures, to our cable television customers. We also incur significant start-up costs in funding new cable programming services before they have positive cash flow, typically during their start-up and development. Our acquisition and development of related businesses, such as electronics retailing and movie theaters, also result in significant expenditures. Finally, we pay a significant amount of interest in respect of our outstanding indebtedness, and significant amounts of cash will be required to repay our existing indebtedness and redeem our mandatorily redeemable preferred stock.

         We will not be able to generate sufficient cash internally to finance these projects and to repay our indebtedness at maturity and redeem our mandatorily redeemable preferred stock at the mandatory redemption date. Since we will be unable to generate sufficient cash internally for these purposes, we will be required to either raise additional capital, through debt or equity issuances or both, or we will be required to cancel or scale back current and future spending programs or we will be required to sell assets. You should not assume that we will be able to raise any required additional capital, nor should you assume that we will be able to compete effectively if we are unable to pursue our current and future spending programs.

         Some of our subsidiaries have substantial future capital commitments in the form of long-term contracts that require substantial payments over an extended period of time. For example, rights agreements with sports teams pursuant to which we carry games on our programming networks almost always involve multi-year contracts that are difficult and expensive to terminate. The acquisition and development activities of some of our subsidiaries, such as the acquisition of entertainment businesses and the acquisition and development of entertainment facilities, will result in significant expenditures.

         Accordingly, if we are forced to cancel or scale back current and future spending programs as described above, our choice of which spending programs to cancel or scale back may be limited.

         A SIGNIFICANT AMOUNT OF OUR BOOK VALUE CONSISTS OF INTANGIBLE ASSETS

         At March 31, 1999, we reported $7.0 billion of consolidated total assets, of which $3.1 billion were intangible. Intangible assets include assets such as franchises from city and county governments to operate cable television systems, affiliation agreements, amounts representing the cost of certain acquired assets in excess of their fair value and certain deferred costs associated with past financings, acquisitions and other transactions. You should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 1999 Form 10-Q, which provide more detailed information about these intangible assets.

         WE MAY NOT BE ABLE TO COMPLETE OUR PENDING TRANSACTIONS

         We have announced and may continue to announce a number of transactions, some of which are or may be significant to our business. Because of the conditions required to be fulfilled before we can complete these transactions, we cannot assure you that any of our announced transactions will be completed on the terms or schedule we announce, or that any of them will be completed at all. Our pending transactions are generally disclosed in our Form 10-K and our March 31, 1999 Form 10-Q. We urge you to read carefully the description of pending transactions contained therein, particularly the conditions required to be fulfilled in order to complete such transactions.

         WE ARE CONTROLLED BY THE DOLAN FAMILY

         Cablevision has two classes of common stock:

          o Class B common stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of the Cablevision board of directors, and

          o Class A common stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of the Cablevision board of directors.

As of April 30, 1999, Charles F. Dolan beneficially owned and possessed sole voting power with respect to 943,364 shares or 0.9% of Cablevision's outstanding Class A common stock and 18,906,469 shares or 43.8% of Cablevision's outstanding Class B common stock. In addition, an aggregate of 4,230,655 shares or 9.8% of the outstanding Class B common stock were held by a grantor retained annuity trust (the "GRA Trust") established by Mr. Dolan for estate planning purposes. Mr. Dolan may be deemed to have beneficial ownership of the shares of Class B common stock held by the GRA Trust due to his right to reacquire the Class B common stock held by the GRA Trust by substituting other property of equivalent value, but, until such event, the GRA Trust, through its co-trustees (who are Mr. Dolan and his spouse), has the power to vote and dispose of the shares of Class B common stock held by it. As a result of his direct holdings and his beneficial ownership of the shares held by the GRA Trust, Mr. Dolan beneficially owned 943,364 shares or 0.9% of Cablevision's outstanding Class A common stock and 23,137,124 shares or 53.7% of Cablevision's outstanding Class B common stock. On a combined basis, these shares represented 15.8% of the total number of shares of both classes of common stock and 43.0% of the total voting power of the common stock. Other trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned an additional 3,583,200 shares of Class A common stock or 3.3% of the Class A common stock and 19,987,712 shares of the Class B common stock or 46.4% of the Class B common stock and 37.7% of the total voting power of all classes of the common stock.

         As a result of Dolan's stock ownership and the stock ownership of his family members, Dolan family members have the power to elect all the directors of Cablevision subject to election by holders of the Class B common stock. Dolan family members may control stockholder decisions on matters in which holders of the Cablevision common stock vote together as a class. These matters include the amendment of certain provisions of Cablevision's certificate of incorporation and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 662/3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve (1) the authorization or issuance of any additional shares of Class B common stock and (2) any amendment, alteration or repeal of any of the provisions of Cablevision's certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B common stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership thereof.

         The Dolan family will therefore be able to prevent or cause a change of control of Cablevision.

         SIGNIFICANT RESTRICTIVE COVENANTS IN OUR FINANCING AGREEMENTS LIMIT OUR FLEXIBILITY

         Our credit agreement and certain of our debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the relevant borrower's ability to incur debt from other sources and to use funds for various purposes, including investments in certain subsidiaries. Violation of these covenants could result in a default which would permit the parties who have lent money under our credit agreement and such other debt instruments to:

          o restrict our ability to borrow undrawn funds under our credit agreement and

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



          o require the immediate repayment of the borrowings under our credit agreement and such other debt instruments.

         REGULATORY RISKS ARE INHERENT AND SUBSTANTIAL IN OUR BUSINESSES

         GENERAL. The FCC and state and local governments extensively regulate the rates we may charge our customers for video services. They also regulate us in other ways that affect the daily conduct of our video delivery and video programming business, as well as our telephone business and possibly in the future, our high speed Internet access business. Any action by the FCC, the states of New York, New Jersey, Connecticut, Massachusetts or Ohio or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material financial effect on us. For example, in 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which represented a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the FCC ordered reductions in cable television rates based on the 1992 Cable Act. In 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted the Telecommunications Act of 1996, which relaxes the regulation of higher tier cable television rates. This higher tier rate regulation relaxation went into effect on March 31, 1999. The regulation by local governments of basic cable rates will continue in most communities in which we operate.

         RECENT FCC AND CONGRESSIONAL ISSUES MAY AFFECT OUR BUSINESSES. The FCC has established a national limit of 30% on the number of households that any cable company can serve. This 30% national limit, because of court proceedings, has never been implemented, and the FCC is considering revising this limit, as well as changing the definition of what type and degree of ownership should be considered in determining whether a cable company has exceeded whatever limit the FCC sets. The outcome of these proceedings could affect us because of AT&T's investment in Cablevision through its recent acquisition of Tele-Communications, Inc. ("TCI"). This issue recently has been given greater visibility at the FCC and in Congress as a result of AT&T's proposed acquisition of MediaOne Group.

         Some parties, including America Online and certain local telephone companies, have proposed statutory and regulatory requirements that would force cable systems to provide carriage to third-party Internet access providers. The FCC thus far has rejected these requests, but legislation has been introduced that would effectively require that such access be provided. We cannot predict at this time whether or to what extent such legislation might be successful or whether the FCC might reevaluate its initial conclusion not to impose such regulation.

         OUR CURRENT FRANCHISES ARE GENERALLY NON-EXCLUSIVE, AND OUR FRANCHISORS NEED NOT RENEW OUR FRANCHISES. Our cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration, and we operate under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. In the case of one of our franchises in Ohio with 11,000 subscribers as of March 31, 1999, we are operating without a license while we appeal the denial of the franchise renewal in federal court in accordance with the provisions of the Cable Communications Policy Act of 1984.

         WE ARE EXPOSED TO A SIGNIFICANT AND CREDIBLE RISK OF COMPETITION

         GENERAL. Cable operators compete with a variety of television programming distribution systems, including broadcast television stations, direct broadcasting satellite systems, multichannel multipoint distribution services, satellite master antenna systems and private home dish earth stations. For example, four direct broadcasting satellite systems are now operational in the United States. Companies with substantial resources such as Hughes Electronics Corp. have invested in some of these systems. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems", a wired video delivery system similar to a cable television system that may not require a local cable franchise. RCN, an open video system operator that teams with electric utilities, is currently operating systems in Boston and parts of New York City that compete with us. Additional video competition to cable systems is possible from new wireless local multipoint distribution services authorized by the FCC, for which spectrum was recently auctioned by the FCC.

         The 1992 Cable Act prohibits a cable programer that is owned by or affiliated with a cable operator, such as our subsidiary Rainbow Media Holdings, Inc., from (1) unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and (2) unreasonably refusing to sell service to any multichannel video programming distributor.

         COMPETITION FROM TELEPHONE COMPANIES. The Cable Communications Policy Act of 1984 barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repealed this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies, such as Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut, have obtained or applied for local franchises to construct and operate cable television systems in several communities in which we currently hold cable franchises, and in certain locations have commenced offering service in competition with us.

         OUR SYSTEMS AND THE SYSTEMS OF THIRD PARTIES ON WHOM WE RELY MAY NOT ACHIEVE YEAR 2000 READINESS

         Y2K readiness refers to the ability of certain computerized systems and technologies to recognize and/or correctly process dates beyond December 31, 1999 and leap year calculations. As a result of Y2K readiness issues, the potential exists for computer system failure or miscalculations by computer programs, which could disrupt our operations. Our plan to identify and address Y2K issues is described in our Form 10-K and our March 31, 1999 Form 10-Q.

         Many of the information technology, or "IT", and non-IT systems that are necessary for the continued operation of our businesses are dependent upon components that may not be Y2K compliant. While our Y2K compliance program is designed to identify and remediate these systems in order to avoid interruption of our operations, there can be no assurance that we will be able to identify all noncompliant systems or successfully remediate all those that are identified. Failure of IT or non-IT systems that are necessary for the operation of our businesses, including, without limitation, our billing systems, addressable controller and converter systems, purchasing, finance and inventory systems, marketing databases and point of sale systems, could have a material adverse effect on us.

         We are dependent upon third-party products and services, such as utility services and programming uplinks, for the operation of our businesses. While as part of the inventory and assessment phase of our Y2K program, we have contacted third-party product and service providers to ascertain whether Y2K compliance issues may exist, we have in many cases not received assurances from such suppliers. Moreover, in most cases we do not have the ability to verify any assurances we do receive from third-party suppliers. If critical IT or non-IT systems used by such third-party suppliers fail as a result of a Y2K compliance issue, and as a result of such failure the ability of such supplier to continue to provide such product or service to us is interrupted, our ability to continue to provide services to our customers may be interrupted. Such an interruption could have a material adverse effect on us. We intend to implement contingency plans to address those risks, although no such plans have yet been identified, and there can be no assurance that any such plan would resolve such problems in a satisfactory manner. In addition to the risks associated with the failure of IT systems due to Y2K problems, the failure of non-IT systems would pose significant risks to us. For example, we and our subsidiaries operate facilities for both employees and the public. Failure of non-IT systems at such facilities could result in health and safety risks that could lead to the closure or unavailability of such facilities. This could result in lost revenues to us and the risk of actions against us if the businesses of others are disrupted. Also, the failure of such non-IT systems could result in injury to individuals which could expose us to actions by or on behalf of such individuals.

         WE HAVE NOT PAID DIVIDENDS, AND WE DO NOT INTEND TO PAY DIVIDENDS

         Cablevision has never declared or paid dividends on any of its common stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, certain debt instruments to which we are a party contain covenants which effectively prohibit the payment of such dividends.

         WE HAVE GRANTED REGISTRATION RIGHTS COVERING A PORTION OF OUR SHARES

         On May 17, 1999, 109,089,532 shares of Class A common stock were outstanding. Cablevision has granted to each of Mr. Dolan, certain Dolan family interests, the Dolan Family Foundation, John Tatta, a director of Cablevision, and certain Tatta family interests registration rights with respect to 2,647,405 shares of Class A common stock held by them on such date, as well as with respect to 43,126,836 shares of Class A common stock issuable upon conversion of shares of Class B common stock. The direct or indirect subsidiaries of Tele-Communications, Inc. holding Class A common stock have certain registration rights with respect to such shares of Class A common stock. Sales of a substantial number of shares of Class A common stock or Class B common stock could adversely affect the market price of the Class A common stock and could impair Cablevision's future ability to raise capital through an offering of its equity securities.


                                 USE OF PROCEEDS

         The Shares may be sold hereunder from time to time by the Selling Stockholders. Cablevision will not receive any of the proceeds from such sales.


                              SELLING STOCKHOLDERS

         Selling Stockholders may use this prospectus to effect resales of the Shares. Each Selling Stockholder listed in the table below may offer up to the amount of Shares set forth opposite such individual's name under the column captioned "Shares of Class A Common Stock to be Offered Hereby" or such additional amount as shall be set forth in a supplement or supplements to this prospectus. The Shares may also be offered from time to time by such other employees of Cablevision as may be named in a supplement or supplements to this prospectus. The following table sets forth (i) the relationship which each such individual Selling Stockholder has had with Cablevision during the past three years, (ii) the number of Shares which each such individual owns or for which such individual holds options pursuant to the Plan and which may be offered hereby, (iii) the number of shares of Shares owned by such individual and (iv) the number of options to purchase Shares which such individual holds other than pursuant to the Plan.

         No estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering because (i) each Selling Stockholder may offer some or all of the Shares pursuant to the offerings contemplated by this prospectus, (ii) the offerings of the Shares are not necessarily being made on a firm commitment basis and (iii) each Selling Stockholder could purchase additional Shares from time to time. See "Plan of Distribution".

                                                         SHARES OF
                                                          CLASS A         SHARES OF
                                                        COMMON STOCK       CLASS A
                                                       TO BE OFFERED    COMMON STOCK
       NAME                      POSITION                  HEREBY*     CURRENTLY OWNED**
--------------------    --------------------------     -------------   ----------------

Margaret Albergo        Executive Vice President,            15,000            10,470
                        Planning and Operations

Marc A.  Lustgarten     Vice Chairman and                   261,000           280,052
                          Director

Andrew B. Rosengard     Executive Vice President,            20,000            14,667
                          Finance and Controller

James L. Dolan          President, Chief Executive           80,000           103,666
                          Officer and Director

Patrick F.  Dolan       Director                             17,000           134,416




----------

     *    Certain of the employee stock options are not yet exercisable.

     **   Including shares under options to purchase Class A common stock.

                              PLAN OF DISTRIBUTION

         Any of or all of the Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). Any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, at the time a particular offer of Shares is made a supplement to this prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering. These terms will include the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

         The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

         Cablevision is paying certain expenses (not including commissions of dealers or agents) incident to the offering and sale of the Shares to the public, which are estimated to be approximately $400,000. If and when Cablevision is required to update this prospectus, it may incur additional expenses in excess of the amount estimated above.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is met.

         Pursuant to the Plan, Cablevision agreed to use its best efforts to keep the registration statement of which this prospectus forms a part continuously effective for a period of at least two years from the date the Shares were issued by Cablevision. Cablevision has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Statement of Indemnification".

                                     EXPERTS

         The consolidated financial statements and schedule of Cablevision and its subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 are incorporated in this prospectus and registration statement by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                        VALIDITY OF CLASS A COMMON STOCK

         The validity of the Shares offered hereunder has been passed upon for Cablevision by Robert S. Lemle, Esq., Executive Vice President, General Counsel and Secretary of Cablevision. As of the date of this prospectus, Mr. Lemle owned 78,870 shares of Class A common stock and held options to purchase an additional 331,100 shares of Class A common stock, none of which options was granted under the Plan.


                          STATEMENT OF INDEMNIFICATION

         Under provisions of the Certificate of Incorporation of Cablevision, each person who is or was a director or officer of Cablevision shall be indemnified by Cablevision to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. Section 145 provides that a corporation shall have the power to indemnify an agent, officer or director who was or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other accounts under certain circumstances. The By-laws of Cablevision provide that the Board of Directors may advance expenses incurred by an officer or director in defending certain proceedings upon receipt of an undertaking to repay such amount under certain circumstances. At the annual meeting held on September 23, 1987, the stockholders of Cablevision authorized and approved a form of Indemnification Agreement. Cablevision has entered into such Indemnification Agreement with approximately 15 officers and directors of Cablevision. Such Indemnification Agreement provides that Cablevision will, subject to certain exceptions, indemnify each such person in respect of losses or expenses incurred as a result of threatened, pending or completed actions or proceedings involving such person and relating to such person's service as an officer or director of Cablevision, including losses and expenses in respect of actions or proceedings brought under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling Cablevision pursuant to the foregoing provisions, Cablevision has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         Cablevision Systems Corporation ("Cablevision") hereby incorporates by reference into this registration statement the following documents or information filed with the Securities and Exchange Commission (the "Commission"):

          o Cablevision's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Cablevision's Annual Report on Form 10K/A for the fiscal year ended December 31, 1998;

          o Cablevision's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

          o The description of Cablevision's Class A Common Stock, par value $0.01 per share, contained in Cablevision's Registration Statement on Form S-4 (No. 333-44547), including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by Cablevision pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares of common stock offered have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         The first paragraph of Article Ninth of CABLEVISION's Certificate of Incorporation provides:

          The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

         Article VIII of the By-Laws of Cablevision provides:

          A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

          B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Cablevision has entered into indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Cablevision maintains directors' and officers' liability insurance.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Cablevision's Certificate of Incorporation provides for such limitation of liability.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

4.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (No. 333-44547) (the "Form S-4")).

4.2      By-laws (incorporated by reference to Exhibit 3.20 to the S-4).

4.3      Cablevision Systems Corporation 1998 Employee Stock Plan.

5.       Opinion of Robert S. Lemle as to the validity of the Class A Common
         Stock.

23.1.    Consent of KPMG LLP.

23.2.    Consent of Robert Lemle (included in Exhibit 5).

24.      Power of Attorney (included in signature page).


ITEM 9.  REQUIRED UNDERTAKINGS

         The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oyster Bay and the State of New York, on this 27th day of May, 1999.

                                                 CABLEVISION SYSTEMS CORPORATION



                                                 By: /s/ William J. Bell
                                                    ----------------------------
                                                    Name:  William J. Bell
                                                    Title: Vice Chairman and
                                                           Director


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell and Robert S. Lemle, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 27, 1999.

      SIGNATURE                                TITLE
      ---------                                -----


/s/ James L. Dolan           President, Chief Executive Officer and Director
---------------------        (Principal Executive Officer)
   James L. Dolan


/s/ William J. Bell          Vice Chairman and Director (Principal Financial
---------------------        Officer)
   William J. Bell


/s/ Andrew B. Rosengard      Executive Vice President, Finance and Controller
---------------------        (Principal Accounting Officer)
 Andrew B. Rosengard


                             Chairman of the Board of Director
---------------------
   Charles F. Dolan


/s/ Marc A. Lustgarten       Vice Chairman and Director
---------------------
 Marc A. Lustgarten


/s/ Robert S. Lemle          Executive Vice President, General Counsel,
---------------------        Secretary and Director
   Robert S. Lemle


/s/ Sheila A. Mahony         Executive Vice President, Communications,
---------------------        Government and Public Affairs
   Sheila A. Mahony


/s/ Thomas C. Dolan          Senior Vice President, Chief Information
---------------------        Officer and Director
   Thomas C. Dolan


/s/ John Tatta               Director
---------------------
     John Tatta


                             Director
---------------------
   Patrick F. Dolan


/s/ Charles D. Ferris        Director
---------------------
  Charles D. Ferris

/s/ Richard H. Hochman       Director
---------------------
 Richard H. Hochman


                             Director
---------------------
   Victor Oristano


/s/ Vincent Tese             Director
---------------------
     Vincent Tese


/s/ William Fitzgerald       Director
---------------------
  William Fitzgerald


/s/ Leo J. Hindery, Jr.      Director
---------------------
 Leo J. Hindery, Jr.

                                 EXHIBIT INDEX


Exhibit
Number         Description
-------        -----------

4.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (No. 333-44547) (the "Form S-4")).

4.2            By-laws (incorporated by reference to Exhibit 3.20 to the S-4).

4.3            Cablevision Systems Corporation 1998 Employee Stock Plan.

5.             Opinion of Robert S. Lemle as to the validity of the Class A
               Common Stock.

23.1.          Consent of KPMG Peat Marwick.

23.2.          Consent of Robert Lemle (included in Exhibit 5).

24.            Power of Attorney (included in signature page).